Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

 We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-34466 and 333-56550) and Form S-8 (Nos. 333-44221, 333-24095, and 333-07149) of Trico Marine Services, Inc. and Subsidiaries of our report dated February 28, 2002 relating to the consolidated financial statements as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999, which appear on the Current Report on Form 8-K of Trico Marine Services, Inc. and Subsidiaries dated July 31, 2002.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
July 31, 2002